Exhibit 99.1

ASCENDIA BRANDS, INC. NAMES STEVEN R. SCHEYER PRESIDENT AND CEO

Hamilton, NJ – February 16, 2007 -- Ascendia Brands, Inc., (AMEX: ASB) has named Steven R. Scheyer (48) as President and Chief Executive Officer. Mr. Scheyer succeeds Joseph A. Falsetti, current President and CEO, who will assume the position of Executive Chairman.

Mr. Scheyer joins Ascendia Brands with over 25 years of consumer product experience across a broad range of retail channels. Most recently, Mr. Scheyer was President of Newell Rubbermaid’s (NYSE: NWL) Wal*Mart Division, with global responsibility for $1 billion of annual sales.

Mr. Scheyer holds a Bachelor of Arts degree from Pitzer College in Claremont, California.

“In connection with our recent acquisition of the Calgon and Healing Garden portfolios from Coty, the Board of Directors and I have been focused on selecting a leader who can take our business and management team to the next level,” Mr. Falsetti said. “Steven brings to Ascendia a record of delivering outstanding results. His skills in connecting with the customer, brand-building, and team development will serve our company well in the years ahead.”

Mr. Scheyer’s appointment will become effective March 12, 2007.

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About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, and in February 2007 it acquired the Calgon® and Healing Garden® brands. The company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

Ascendia Contact: John D. Wille Chief Financial Officer (609) 219-0930 ext 150 jwille@ascendiabrands.com	Investor Relations Contact: John G. Nesbett IMS, Inc. (212) 668-0813 jnesbett@institutionalms.com